PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
Used for compliance with Rule 10f-3 and/or Rule23B

1. Account/Fund Name: BNY Hamilton Core Bond Fund
2. Anticipated Purchase Date: 1/11/08
3. Total Net Assets of Account/Fund: $347,239,450
4. Type and Description of security to be Purchased: MBIA Insurance
 Co. 14% 1/15/2033
5. Credit Rating of Security (Rating/Rating Agency): Aa2 Moodys /
 AA S&P / AA Fitch
6. Name of Underwriting Syndicate Dealer Effecting Transaction:
  Lehman Brothers
7.  Name of Affiliated Underwriter in Underwriting Syndicate:
  BNY Capital Markets, Inc.
8. Issue size:	$1,000,000,000
9. CUSIP:    55276GAA3
10. Amount Purchases by Account/Fund:  755,000
11. Percentage of Principal Amount of Offering Purchased by
 Account/Fund:  0.08%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.22%
13. Purchase Price of Securities (if at par, so state): $100.00
14. Commission/Spread Received by Principal Underwriters:  1/2
15. Yield (as applicable): 14%
16. Average Yield of Security Purchased by Non-affiliated Entities on Date of Purchase: 14%
17. The Affiliated Purchased Should be Reported to the BOD of which
 Entities:  Mellon Bank,
N.A.__X__; MTONE___; Mellon Private Trust Co. N.A._____;
 Other (Describe) _____;
Mutual Fund Purchases Only:
1. Was Price paid for all block purchases the same for all participants? (Must be Yes): Yes
2. Was Security Purchased on Offer Date? (Must be Yes): Yes
3. Was Issuer in continuous operation for at least 3 years?
  (Must be Yes): Yes
4. Was the Offering Part of firm commitment by Underwriter?
  (Must be Yes): Yes
5. Did affiliated Underwriter benefit directly from the Purchase?
 (Must be  No): No
6. Was the Commission or Spread paid reasonable as compared to
 Transactions with
 non-affiliated Parties? (Must be Yes): Yes
REPRESENTATIONS (Check box to make specific affirmation of all points listed below
 OR Trade Can Not Be Made) X
This transaction complies with all applicable provisions of the
 Policy For Fiduciary Account Purchases Of Securities Underwritten
 By An Affiliate?
?	This purchase will not be designated as a group sale or
 otherwise allocated to
	the affiliated underwriters account and the purchase of these securities will not
	benefit a direct or indirect  affiliate of Mellon.
?	The decision to enter into this transaction is based solely on the best interests of the
	account/fund and not upon the interests of any Mellon affiliate or any other party, including,
	without limitation another party to the transaction
?	The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.
?	The underwriting Affiliate indicates that its share of equity securities does not exceed 5% of the entire offering.
?	The adviser has determined that the securities purchased are in accordance with Rule 10f-3 policies and procedures in which the applicable fund is permitted ti invest in its prospectus.
Rule 10f-3 permits only a 25% of purchase issue of a fixed income asset portfolio
?	Note: If transaction pertains to an account governed by ERISA,
Exhibit E, ERISA checklist per DOL PTE 75-1 must be completed and submitted as required. Please check box ? if Exhibit E is required --- if so, please complete and submit.

LOB Asset Management Unit (Print) Wealth Management
AND
LOB Portfolio Manager Name (Print):  John Flahive
             Signature:  /s/ John Flahive          Date: 2/8/08
AND
LOB CIO/Designate Name (Print):  John Flahive
             Signature:  /s/ John Flahive          Date: 2/8/08
AND
Chief Compliance Officer Name (Print): Katherine Cain
       Signature:  /s/ Katherine Cain              Date: 2/8/08